Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #118 dated April 7, 2005
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation MiNotes SM
Due from 9 Months to 30 Years


Trade Date: April 4, 2005

Issue Price: 100%

Original Issue Date: April 7, 2005

Principal Amount: $667,000

Maturity Date: April 16, 2012

Interest Rate: 5.050%

Interest Payment Dates: 05/15/05 and monthly thereafter

Purchasing Agent acting as Principal: Merrill Lynch & Co.

Purchasing Agent Commission: 1.20%

Proceeds Before expenses: 98.80% ($658,996.00)

Survivor's Option: Yes

Redemption or Repayment: Yes

Redemption/Repayment Terms: Callable 04/15/06 and monthly thereafter

Minimum Denomination: $1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MFC9

Original Issue Discount: No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161